UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

________________________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Monroe Capital Income Plus Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Subject: Monroe Capital Income Plus Corporation – Annual Stockholder Meeting Proxy – What to Expect

Hello Valued Advisor,

I hope you are doing well and thank you for your support of Monroe Capital Income Plus Corporation.

We are reaching out because the Annual Stockholder Meeting of Monroe Capital Income Plus Corporation (the “Company”) is scheduled for June 16, 2026. This means that your clients, who held shares of common stock of the Company as of April 13, 2026, will be eligible and will be solicited to participate in the proxy voting.  Naturally, their vote is very important.

What to expect?

•	The mailing and e-mail outreach will come from Broadridge. They are our designated vendor and communication from them is not spam.

o	For reference here is the vendor’s logo:

•	All Company stockholders as of April 13, 2026 will receive initial communication regarding the proxy vote.

o	Expected around May 8th.

•	We plan to suppress the use of any outbound phone calls to solicit votes, but we do reserve that capability if we are below a quorum as we get close to the meeting date.

•	We are also evaluating the schedule of outbound e-mail reminders, and plan to use them sparingly based on responsiveness.

o	Reminder outreach anticipated to start around May 15th.

•	As soon as a vote is cast by a shareholder (regardless of the vote), that shareholder will be removed from any subsequent outreach messages. However, please note that Broadridge may have a day or two lag in processing.

•	Outreach ends once a quorum is achieved.

•	The vote is to re-elect one of the members of our Board of Directors, Roger Schoenfeld, to serve as a Class II Director.

•	The Company’s Board of Directors recommend that stockholders vote “FOR” this re-election.

•	For reference, here is a screen shot of the voting request:

Please reach out with any questions. We hope to minimize any inconvenience, and we appreciate your partnership.

Thank you,

Anton